EXHIBIT 10.7

EXECUTION VERSION CONFIDENTIAL

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (the "Amendment") to the Executive Employment Agreement dated as of December 27, 2010, as amended June 27, 2013 (the "Employment Agreement") entered into between Civitas Therapeutics, Inc. (f/k/a Corregidor Therapeutics, Inc.), a Delaware corporation (the "Company") and Rick Batycky (the "Executive"), is entered into by the Company and the Executive as of June 30, 2014 (the "Amendment Date"). Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

In consideration of the mutual covenants and promises contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Amendment, and pursuant to Section 9.4 of the Employment Agreement, the parties agree as follows:

1.       Amendment to Section 5.1(b) of the Employment Agreement.  The first sentence of Section 5.1 (b) of the Employment Agreement is hereby amended by removing the word "and" where it appears immediately after the";" that appears at the end of clause (iv) and immediately preceding clause (v), and by adding a new clause (vi) immediately after the end of such clause (v) as follows:

"; and (vi) an amount determined by multiplying the Executive's target annual bonus amount for the year in which the Executive's employment is terminated, by a fraction, the numerator of which is the number of days in such year that the Executive was employed by the Company and the denominator of which is 365, which amount shall be paid to the Executive in a lump sum on the sixtieth (60th)
day after the date of such termination."

2.           Additional Provisions.

2.1.            Re-Affirmation of Certain Obligations Concerning Inventions, Non- Disclosure Non-Competition and Non-Solicitation.  The Executive acknowledges and confirms that he remains subject to the obligations and covenants set forth in the Invention, Non Disclosure, Non-Competition and Non-Solicitation Agreement (the "Proprietary Rights Agreement") entered into between the Executive and the Company dated as of December 27, 2010.  For clarity, all references in the Employment Agreement to the "Proprietary Rights Agreement" shall include the Proprietary Rights Agreement (as defined in this Section 2.1) and any other agreement between the Executive and the Company with similar subject matter, and the obligations and covenants of the Executive pursuant to the Proprietary Rights Agreement constitute material responsibilities of the Executive to the Company pursuant to the Employment Agreement as amended by this Amendment.

2.2.            Entire Agreement and Modification.  The Employment Agreement, together with this Amendment, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of the Employment Agreement and this Amendment.  Except as specifically modified by this Amendment, the Employment Agreement shall continue in accordance with its terms.

2.3.            Counterparts.  This Amendment may be executed in counterparts,  each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

2.4.            Captions.  The captions of the sections of this Amendment are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Amendment.

2.5.            Severability.  In case any provision of this Amendment shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the
Amendment Date.

CIVITAS THERAPEUTICS, INC.

/s/ Mark Iwicki
By: Mark Iwicki
Its: President and Chief Executive Officer

EXECUTIVE

/s/ Rick Batycky
Name: Rick Batycky